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                                                                    EXHIBIT 10.6

                       Cabot Industrial Properties, L.P.
                          Two Center Plaza, Suite 200
                             Boston, MA 02108-1906


                               February __, 1998

[Name and Address]

Dear Mr. Patterson:

     This letter reflects our agreement relative to your appointment as President of Cabot Industrial Trust (the "Trust") and your employment by Cabot Industrial Properties, L.P. (the "Partnership").

     The Partnership agrees to employ you in such capacity for a three-year term (the "Term"), beginning [___________] (the "Effective Date"). After the third anniversary of the Effective Date, the Term shall be automatically extended for 12-month periods, unless you or the Partnership provides written notice of non-renewal to the other at least 120 days before the last day of the Term. During the Term, while you are employed by the Partnership, you agree that you shall devote substantially all of your business time, energies and talents to serving as President of the Trust, you shall perform your duties faithfully and efficiently subject to the directions of the Chairman of the Trust and you will not engage, directly or indirectly, in any activities that compete with those of the Trust or the Partnership.

     During the Term while you are employed by the Partnership, you will be paid base compensation in the amount of $245,000 per year and you will be eligible for a cash bonus in such amount as may be determined by the Board of Trustees of the Trust or the Compensation Committee thereof, in its sole discretion. The amount of your base compensation and your bonus will be reviewed by the Board each year during the Term. You also will be granted such options under the Cabot Industrial Trust Long Term Incentive Plan (the "Plan") as the committee of the Plan determines.

     If, during the Term, after a Change in Control (as described in the Plan),
(i) the Trust or the Partnership or the successor of either (A) terminates your employment without Cause (as defined below) or does not extend the Term or (B) constructively terminates your employment by substantially adversely altering either your status or responsibilities or your annual base compensation and bonus from those in effect immediately prior to the Change in Control or by moving the location of your office more than 50 miles from its then current location, or (ii) if you terminate your employment on or before the first anniversary of the Change in Control, you will be entitled to a lump sum payment as soon as practicable after the date of such termination, subject to payroll tax withholding as required by law, in an amount equal to three times the sum
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of the rate of your annual base compensation as in effect on such date (or as in effect on the date of the Change in Control, if higher) plus the amount of your bonus for the year prior to the year in which your employment terminates; provided, that if termination occurs within 12 months of the Effective Date, the amount of the bonus shall be deemed to be 30% of the rate of your annual base compensation as in effect on such date. In the event it is determined that any payment or benefit (or combination thereof), including acceleration of any share options, by the Trust to you or for your benefit would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code, the Trust or the Partnership shall pay you a tax gross-up payment in accordance with Exhibit A, which is attached to and forms a part of this agreement. For purposes of this agreement, "Cause" shall mean your willful engaging in conduct which is demonstrably monetarily injurious to the Trust or the Partnership or your engaging in egregious misconduct involving serious moral turpitude.

     If this letter satisfactorily reflects our agreement, please sign and return the attached copy to my attention. Thank you for your efforts on behalf of the Trust and the Partnership.

                                        Cabot Industrial Properties, L.P.


                                        By:  Cabot Industrial Trust,
                                             its general partner


                                             --------------------------------
                                             Name:
                                             Title:

Accepted this ____ day of
____________, 1998.

_______________________
       Executive
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                                   Exhibit A
                                   ---------

                              Tax Gross-Up Payment
                              --------------------

1.   Gross-Up Payment.  In the event that it is determined that any payments,
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     benefits or distributions (or any combination thereof) to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of the attached letter agreement, or otherwise) by the Trust or any of its affiliates (including the Partnership) or by one or more trusts established by the Trust or any of its affiliates for the benefit of their employees, are subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), which payments are collectively referred to as "Parachute Payments", the Trust or the Partnership shall pay to or for the benefit of Executive a payment (a "Gross-Up Payment") equal to the sum of the following amounts:

     a. the amount of the excise tax attributable to the Parachute Payments (referred to as the "Excise Tax") and the amount of any additional excise tax under section 4999 of the Code imposed with respect to additional payments, if any, made pursuant to this paragraph 1;

     b. any interest or penalties incurred by Executive with respect to the Excise Tax and other payments, if any, made pursuant to this paragraph 1; and

     c. any taxes, including income taxes, incurred by Executive on the Excise Tax and other payments, if any, made pursuant to this paragraph 1.

2.   Determination and Payment of Gross-Up Payment.  Subject to the provisions
     ---------------------------------------------
     of paragraph 3 below, all determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Trust or the Partnership (the "Accounting Firm") which shall provide detailed supporting calculations to the Trust, the Partnership and Executive within fifteen
     (15) business days of the effective time of a Change in Control or such earlier time as is requested by the Trust or the Partnership. All fees and expenses of the Accounting Firm shall be borne solely by the Trust or the Partnership. Any Gross-Up Payment, as determined pursuant to paragraph 1, shall be paid by the Trust or the Partnership to Executive within five (5) days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Trust, the Partnership and Executive. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Trust or the Partnership should have been made ("Underpayment"),
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     consistent with the calculations required to be made hereunder. In the event that the Trust or the Partnership exhausts its remedies pursuant to paragraph 3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Trust or the Partnership to or for the benefit of Executive.

3.   Claims by IRS.  Executive shall notify the Trust and the Partnership in
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     writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Trust or the Partnership of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Trust and the Partnership of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty
     (30) day period following the date on which it gives such notice to the Trust and the Partnership (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Trust or the Partnership notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

     a. give the Trust and the Partnership any information requested by either relating to such claim;

     b. take such action in connection with contesting such claim as the Trust or the Partnership shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Trust or the Partnership;

     c. cooperate with the Trust and the Partnership in good faith in order to effectively contest such claim; and

     d. permit the Trust and the Partnership to participate in any proceedings relating to such claim;

     provided, however, that the Trust or the Partnership shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 3, the Trust or the Partnership shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a

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     determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Trust or the Partnership shall determine; provided, however, that if the Trust or the Partnership directs Executive to pay such claim and sue for a refund, the Trust or the Partnership shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Trust or the Partnership to contest such claim, Executive may limit this extension solely to such contested amount. The control of the contest by the Trust or the Partnership shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.   Refunds.  If, after the receipt by Executive of an amount advanced by the
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     Trust or the Partnership pursuant to paragraph 3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Trust's or the Partnership's complying with the requirements of paragraph 3) promptly pay to the Trust or the Partnership the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Trust or the Partnership pursuant to paragraph 3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Trust or the Partnership does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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